Exhibit 99.1
NEWS RELEASE

FORWARD AIR CORPORATION REPORTS
FIRST QUARTER 2011 RESULTS

GREENEVILLE, Tenn.— (BUSINESS WIRE) – April 20, 2011 - Forward Air Corporation (NASDAQ:FWRD) today reported revenue, operating income, net income and diluted earnings per share for the three months ended March 31, 2011.

Operating revenue for the quarter ended March 31, 2011 increased 12.3% to $120.2 million from $107.0 million for the same quarter in 2010.  Income from operations was $13.3 million, compared with $6.1 million in the prior-year quarter.  As a percent of operating revenue, income from operations increased to 11.1% from 5.7% for the same quarter last year.  Net income during the period increased to $7.9 million from $3.4 million in the prior-year quarter.  Income per diluted share for the first quarter of 2011 was $0.27 compared with $0.12 in the prior-year quarter.

Bruce A. Campbell, Chairman, President, and CEO, commenting on the first quarter said, “We were very pleased with out first quarter performance. Our operating income and income per diluted share exceeded last year’s by 118% and 125% respectively driven, in large part, by the exceptional performance of our airport-to-airport service offering. Ongoing low inventory levels and tightening capacity has increased the demand for our expedited time-definite service mode of transportation and we believe this provides for substantial growth potential for the foreseeable future.”

Commenting further, Mr. Campbell said, “Our Forward Air Solutions business segment results were driven by traditionally weak first quarter demand compounded by horrible weather early this year. Unlike our core business, specialty retail sales that are missed due to bad weather are typically not recaptured. With the majority of our cost control initiatives in place, Solutions stands poised for profitability as volumes return from existing customers and we build density from new business wins.”

In closing, Mr. Campbell said, “As we have stated previously, our goal is to return, as quickly as possible, to the pre-recession margins and returns our shareholders expect from us. While the 540 basis point improvement in our operating ratio is most encouraging, we remain vigilant to not allow unnecessary costs to creep back into the model. This will enable us to take full advantage of the model’s ample operating leverage. Lastly and most importantly, we thank our employees and independent contractors whose hard work and dedication made these results possible.”

Commenting further on the quarter, Rodney L. Bell, Senior Vice President and CFO said, “We had another outstanding quarter for cash flows allowing us to increase cash by $11.2 million to close the quarter with cash of $85.7 million. Consistent with year end we had $50.0 million outstanding on our line of credit with $38.3 million available on our credit facility.”

Commenting on the Company’s guidance for the second quarter, Mr. Bell said, “We anticipate that our second quarter 2011 revenues will increase in the range of 8% to 12% over the comparable 2010 period, and we expect income per diluted share to be between $0.34 and $0.38 per share. This compares to $0.27 per share in the second quarter of 2010.”

Review of Financial Results

Forward Air will hold a conference call to discuss first quarter 2011 results on Thursday, April 21, 2011 at 9:00 a.m. EDT.  The Company’s conference call will be available online at www.forwardair.com or by dialing 800.841.9385, pass code 41970161.  A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

About Forward Air Corporation

Forward Air Corporation operates two business segments, Forward Air, Inc. and Forward Air Solutions, Inc.

Forward Air, Inc. is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of terminals located on or near major airports in 84 cities in the United States and Canada.  It provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.

Forward Air Solutions, Inc. is a provider of pool distribution services. Pool distribution involves the consolidation and shipment of several smaller less-than-truckload shipments to a common area or region. Once at the regional destination, the loads are deconsolidated, then grouped with other shipments with common delivery points, and delivered in a very precise, time-sensitive manner. Our pool distribution network consists of terminals and service locations in 19 cities within the Mid-Atlantic, Southeast, Midwest and Southwestern United States.

Forward Air Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,	March 31,
	2011	2010
Operating revenue:
Forward Air
Airport-to-airport	$82,147	$70,888
Logistics	16,494	13,855
Other	6,403	5,875
Forward Air Solutions
Pool distribution	15,157	16,359
Total operating revenue	120,201	106,977

Operating expenses:
Purchased transportation
Forward Air
Airport-to-airport	32,593	28,799
Logistics	12,799	10,768
Other	1,473	1,492
Forward Air Solutions
Pool distribution	3,457	3,442
Total purchased transportation	50,322	44,501
Salaries, wages and employee benefits	30,495	30,670
Operating leases	6,706	6,629
Depreciation and amortization	5,082	4,949
Insurance and claims	2,175	2,331
Fuel expense	2,388	2,058
Other operating expenses	9,747	9,784
Total operating expenses	106,915	100,922
Income from operations	13,286	6,055

Other income (expense):
Interest expense	(195)	(185)
Other, net	16	30
Total other expense	(179)	(155)
Income before income taxes	13,107	5,900
Income taxes	5,238	2,481
Net income	$7,869	$3,419

Net income per share:
Basic	$0.27	$0.12
Diluted	$0.27	$0.12
Weighted average shares outstanding:
Basic	29,135	28,951
Diluted	29,371	29,074

Dividends per share:	$0.07	$0.07

Forward Air Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010 (a)
Assets
Current assets:
Cash	$85,681	$74,504
Accounts receivable, net	68,387	62,763
Other current assets	9,541	8,696
Total current assets	163,609	145,963

Property and equipment	217,560	213,704
Less accumulated depreciation and amortization	88,033	87,272
Total property and equipment, net	129,527	126,432
Goodwill and other acquired intangibles:
Goodwill	43,332	43,332
Other acquired intangibles, net	30,111	31,259
Total goodwill and other acquired intangibles	73,443	74,591
Other assets	1,523	1,810
Total assets	$368,102	$348,796

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,804	$10,687
Accrued expenses	21,900	16,280
Current portion of debt and capital lease obligations	603	638
Total current liabilities	34,307	27,605

Debt and capital lease obligations, less current portion	50,747	50,883
Other long-term liabilities	8,371	8,106
Deferred income taxes	6,408	6,116

Shareholders’ equity:
Common stock	292	290
Additional paid-in capital	30,668	24,300
Retained earnings	237,309	231,496
Total shareholders’ equity	268,269	256,086
Total liabilities and shareholders’ equity	$368,102	$348,796

(a)  Taken from audited financial statements, which are not presented in their entirety.

Forward Air Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,	March 31,
	2011	2010
Operating activities:
Net income	$7,869	$3,419
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,082	4,949
Share-based compensation	1,443	1,763
Loss on disposal of property and equipment	21	1
Provision for (recovery) loss on receivables	(50)	90
Provision for revenue adjustments	484	423
Deferred income taxes	20	(873)
Tax benefit for stock options exercised	(88)	(4)
Changes in operating assets and liabilities
Accounts receivable	(6,058)	(3,218)
Prepaid expenses and other current assets	(881)	1,786
Accounts payable and accrued expenses	7,377	1,856
Net cash provided by operating activities	15,219	10,192

Investing activities:
Proceeds from disposal of property and equipment	279	20
Purchases of property and equipment	(7,329)	(5,426)
Other	308	39
Net cash used in investing activities	(6,742)	(5,367)

Financing activities:
Payments of debt and capital lease obligations	(171)	(261)
Proceeds from exercise of stock options	4,838	38
Payments of cash dividends	(2,055)	(2,029)
Tax benefit for stock options exercised	88	4
Net cash provided by (used in) financing activities	2,700	(2,248)
Net increase in cash	11,177	2,577
Cash at beginning of period	74,504	42,035
Cash at end of period	$85,681	$44,612

Forward Air Corporation
Segment Information
(In millions)
(Unaudited)

	Three months ended
	March 31,	Percent of	March 31,	Percent of		Percent
	2011	Revenue	2010	Revenue	Change	Change
Operating revenue
Forward Air	$105.2	87.5%	$90.9	85.0%	$14.3	15.7%
FASI	15.2	12.6	16.4	15.3	(1.2)	(7.3)
Intercompany Eliminations	(0.2)	(0.1)	(0.3)	(0.3)	0.1	(33.3)
Total	120.2	100.0	107.0	100.0	13.2	12.3

Purchased transportation
Forward Air	46.9	44.6	41.1	45.2	5.8	14.1
FASI	3.6	23.7	3.7	22.6	(0.1)	(2.7)
Intercompany Eliminations	(0.2)	100.0	(0.3)	100.0	0.1	(33.3)
Total	50.3	41.8	44.5	41.6	5.8	13.0

Salaries, wages and employee benefits
Forward Air	23.9	22.7	23.4	25.7	0.5	2.1
FASI	6.6	43.4	7.3	44.5	(0.7)	(9.6)
Total	30.5	25.4	30.7	28.7	(0.2)	(0.7)

Operating leases
Forward Air	4.9	4.7	4.5	5.0	0.4	8.9
FASI	1.8	11.8	2.1	12.8	(0.3)	(14.3)
Total	6.7	5.6	6.6	6.2	0.1	1.5

Depreciation and amortization
Forward Air	4.1	3.9	4.0	4.4	0.1	2.5
FASI	1.0	6.6	0.9	5.5	0.1	11.1
Total	5.1	4.2	4.9	4.6	0.2	4.1

Insurance and claims
Forward Air	1.6	1.5	1.8	2.0	(0.2)	(11.1)
FASI	0.6	3.9	0.5	3.0	0.1	20.0
Total	2.2	1.8	2.3	2.1	(0.1)	(4.3)

Fuel expense
Forward Air	1.1	1.0	0.9	1.0	0.2	22.2
FASI	1.3	8.6	1.2	7.3	0.1	8.3
Total	2.4	2.0	2.1	2.0	0.3	14.3

Other operating expenses
Forward Air	8.4	8.0	8.0	8.8	0.4	5.0
FASI	1.3	8.6	1.8	11.0	(0.5)	(27.8)
Total	9.7	8.1	9.8	9.1	(0.1)	(1.0)

Income (loss) from operations
Forward Air	14.3	13.6	7.2	7.9	7.1	98.6
FASI	(1.0)	(6.6)	(1.1)	(6.7)	0.1	(9.1)
Total	$13.3	11.1%	$6.1	5.7%	$7.2	118.0%

Forward Air Corporation
Forward Air Inc. Operating Statistics

	Three months ended
	March 31,	March 31,	Percent
	2011	2010	Change

Operating ratio	86.4%	92.1%	(6.2)%

Business days	64.0	63.0	1.6
Business weeks	12.8	12.6	1.6

Airport-to-airport:
Tonnage
Total pounds ¹	400,558	378,625	5.8
Average weekly pounds ¹	31,294	30,050	4.1

Linehaul shipments
Total linehaul	572,456	546,313	4.8
Average weekly	44,723	43,358	3.1

Forward Air Complete shipments	83,006	69,106	20.1
As a percentage of linehaul shipments	14.5%	12.6%	15.1

Average linehaul shipment size	700	693	1.0

Revenue per pound ²
Linehaul yield	$16.69	$15.93	4.1
Fuel surcharge impact	1.66	1.09	3.0
Forward Air Complete impact	2.18	1.74	2.3
Total airport-to-airport yield	$20.53	$18.76	9.4

Logistics:
Miles
Owner operator ¹	6,980	5,937	17.6
Third party ¹	3,259	2,738	19.0
Total Miles	10,239	8,675	18.0

Revenue per mile	$1.62	$1.61	0.6

Cost per mile	$1.25	$1.24	0.8%

¹ - In thousands
² - In cents per pound; percentage change is expressed as a percent of total yield.

Important Information

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance.  Some forward-looking statements may be identified by use of such terms as “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or “expects.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers’ compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions.  As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Forward Air Corporation

Rodney L. Bell, 423-636-7000

rbell@forwardair.com